Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-176095) pertaining to the 2011 Incentive Plan and the Amended and Restated 2005 Equity Incentive Plan of Zillow, Inc. of our report dated June 12, 2012, with respect to the financial statements of RentJuice Corporation as of December 31, 2011 and 2010 and for each of the two years in the period ended December 31, 2011, included in this Current Report on Form 8-K, as amended, of Zillow, Inc. dated June 13, 2012.

/s/ Ernst & Young LLP

Seattle, Washington

June 13, 2012